Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
March 17, 2011		864.286.4425

		melissa.andrews@scansource.com

STEVEN OWINGS, SCANSOURCE, INC. FOUNDER AND FORMER CHAIRMAN/CEO REJOINS BOARD

Owings brings over 28 years of industry experience to ScanSource Board of Directors

GREENVILLE, S.C. – March 17, 2011 – ScanSource, Inc., {Nasdaq: SCSC}, the leading international value-added distributor of specialty technology products, today announced the appointment of Steven H. Owings to its Board of Directors. Mr. Owings is one of the original founders of ScanSource, Inc. and previously served as Chairman of the Board of Directors from the Company’s inception in December 1992 until December 2005, when he reduced his workload due to medical reasons. Mr. Owings also served as Chief Executive Officer of ScanSource, Inc. from December 1992 until January 2000. Mr. Owings resigned his strategic advisor employee role and retired from employment with the Company in March 2011. On March 16, 2011, Mr. Owings was elected to serve on the Board as a non-employee Director.

“Steve has been an integral part of the success of ScanSource, and I am excited about his return to the Board of Directors. Steve’s experienced leadership and entrepreneurial perspective will be a great benefit to the Company and its shareholders, as the Company continues to expand its business,” said Mike Baur, Chief Executive Officer, ScanSource, Inc.

To assist the Company in its strategic growth, the Board sought a candidate to augment the experience of the Board with direct knowledge of operations, a deep understanding of the wholesale distribution model and specific experience within the specialty technology distribution industry. As the Company’s prior Chairman of the Board for over 13 years, an employee for 19 years since the Company’s inception, and an industry leader for 28 years, Mr. Owings brings extensive company and industry knowledge to the Board. Significantly, Mr. Owings assisted in launching all three technology sectors that the Company entered into, and as a Board member can continue to provide the Company with strategic vision.

“We are pleased that Steve has agreed to rejoin the ScanSource, Inc. Board of Directors,” said Steve Fischer, Chairman, ScanSource, Inc. “Our board benefitted greatly from Steve’s previous leadership, and we believe the Company and its shareholders will again benefit from his knowledge of the Company and its management team, his wealth of industry knowledge and his strategic vision.”

With Mr. Owings’ appointment, the membership of ScanSource Inc.’s Board of Directors expands from five to six members.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.